Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-295777 and No. 333-297633) and Form S-8 (No. 333-297326) of Enhanced Group Inc. (the Company) of our report dated February 12, 2026, except for the effects of the reverse recapitalization described in Note 1, as to which the date is August 25, 2026, relating to the consolidated financial statements of Enhanced Ltd which appear in this Form 8K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
/s/ BDO USA, P.C.
New York, New York
August 26, 2026